BBQ Holdings, Inc. Reports Results for Fourth Quarter and Fiscal Year 2020

MINNEAPOLIS, April 5, 2021 – BBQ Holdings, Inc. (NASDAQ: BBQ) (the “Company”), an innovating global owner and operator of restaurants, today reported financial results for the fourth fiscal quarter and fiscal year ended January 3, 2021.  Note: Results of the fourth quarter and fiscal year were affected by the COVID-19 pandemic as well as federal and state level mandates requiring restaurants to limit or eliminate in-store dining during various periods throughout the year.

Fourth Quarter 2020 Highlights:

●	Adjusted EBITDA, a non-GAAP measure, was $1.4 million which includes $1.9 million of COVID-related expenses.
●	Net loss of $2.8 million, driven partially by a decrease in same store sales and franchise-related revenue caused by COVID-related restrictions.
●	Company-owned Famous Dave’s fourth quarter same store net sales decreased 5.5% compared to fourth quarter 2019, with 59% of restaurants fully closed at one point during the quarter.
●	Franchise-operated same store net sales decreased 13.6%.
●	Granite City fourth quarter same store net sales decreased 40.7% compared to fourth quarter 2019 with 50% of restaurants fully closed at one point during the quarter.
●	Famous Dave’s franchisee to open its first line-service model restaurant in Coon Rapids, Minnesota.
●	The Company to sell its Famous Dave’s Woodbury, Minnesota location for $2.6 million and open a dual concept Famous Dave’s and Cowboy Jack’s restaurant and bar in Woodbury.
●	Famous Dave’s franchisee to open its first drive-thru prototype restaurant in Salt Lake City, Utah.

Fiscal Year 2020 Highlights:

●	Adjusted EBITDA, a non-GAAP measure, was $4.3 million which includes $5.5 million of COVID-related expenses.
●	Net income of $4.9 million, driven in part by a bargain purchase gain related to the acquisition of the Granite City brand.
●	Company-owned Famous Dave’s fiscal year same store net sales decreased 8.5% compared to fiscal year 2019.
●	As a percentage of net sales, Famous Dave’s reduced its food and beverage costs by 1.1% compared to 2019 and its labor costs by 4.7% over last year.
●	Franchise-operated same store net sales decreased 17.0%.
●	Granite City fiscal year same store net sales decreased 38.6% compared to fiscal year 2019.
●	The Company opened 7 Famous Dave’s ghost kitchens within Granite City restaurants with 1 more to open in April 2021.
●	Entered into a 25-unit development agreement with Bluestone Hospitality Group to open Famous Dave’s ghost kitchens and dual restaurant concepts with the Johnny Carino’s Italian brand.
●	Purchased the Granite City Food & Brewery brand on March 9, 2020.
●	Purchased the Real Urban BBQ brand March 16, 2020.

Sales highlights for the partial first quarter 2021 (Jan 4 – March 25, 2021) compared to the same period 2020 are as follows:

●	Comparable sales for Famous Dave’s increased 9.3%. Sales decreased 3.2% in January, decreased 2.9% in February, and increased 43.9% in March.
●	Comparable sales for Granite City decreased 10.6%. Sales decreased 20.0% in January, decreased 26.3% in February, and increased 60.8% in March.

Executive Comments

Jeff Crivello, CEO, commented, “We are extremely pleased with our operating results for the year considering the unparalleled situation caused by the pandemic.  Throughout 2020 our team focused on innovation, technology, and marketing to expand our off-premise service in all concepts. We opened seven Famous Dave’s ghost kitchens in existing Granite City locations, opened a dual concept with Texas T-Bone Steakhouse in Colorado Springs, entered into a 25-unit development agreement to grow the Famous Dave’s brand in select locations across the U.S., and rolled-out a new unified POS system.  We have made significant strides in reducing food and labor costs at all locations and are continuing to find more improvements from some of the lessons learned over the past year.  Most importantly, as we begin to emerge from the state regulations caused by the pandemic, we are beginning to see sales ramp up to levels at or above pre-pandemic levels.  During the month of March when sales increased 43.9% at Famous Dave’s and 60.8% at Granite City, we were able to generate record store-level EBITDA.  Given our most recent performance in Q1, we are feeling very positive about 2021 and what it means for all our stakeholders.”

Key Operating Metrics

	Three Months Ended		Year Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Restaurant count:
Franchise-operated	98	96	98	96
Company-owned	47	33	47	33
Total	145	129	145	129
Same store net restaurant sales %:
Franchise-operated	(13.6)%	0.4%	(17.0)%	1.0%
Company-owned	(5.5)%	4.7%	(8.5)%	2.0%
Total	(11.6)%	0.9%	(15.3)%	1.1%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$78,894	$77,596	$301,743	$335,244

Net income attributable to shareholders	$(2,836)	$(1,788)	$4,947	$(649)

Net (loss) income attributable to shareholders, per diluted share	$(0.31)	$(0.20)	$0.54	$(0.07)

Adjusted EBITDA(2)	$1,382	$(692)	$4,295	$3,423

(1)	System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.
(2)	Adjusted EBITDA is a non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables. See “Non-GAAP Reconciliation.”

Fourth Quarter 2020 Review

Total revenue for the fourth quarter of 2020 was $34.3 million, up 45.3% from the fourth quarter of 2019. The increase in year-over-year restaurant net sales for the quarter ended January 3, 2021 was driven primarily by the addition of 18 Granite City restaurants, a Clark Crew BBQ and a Real Urban Barbecue restaurant.

To-go sales, which were 62.1% of our same store sales at Company-owned Famous Dave’s restaurants, increased 82.9% in the fourth quarter of fiscal 2020 compared to the prior year period.  This increase in same store sales was offset by a decrease of 46.8% of our dine-in sales which made up 29.6% of our business, and a decrease of 48.9% in net catering sales which made up 8.3% of our business.  This decline in dine-in and catering same store sales was due primarily to federal, state and local mandates prohibiting large group gatherings and in-store dining in an attempt to reduce the spread of COVID-19.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was 2.1% in the fourth quarter of fiscal 2020 compared to (3.0)% in the fourth quarter of fiscal 2019. This increase in restaurant-level operating margin was primarily a result of the reduction of labor and food costs as our restaurant operators adjusted to the increase in to-go sales and reduction of dine-in customers as a result of COVID-19 concerns.

General and administrative expenses for the quarter ended January 3, 2021 and December 29, 2019 represented approximately 12.9% and 14.6% of total revenues, respectively. The decrease in general and administrative expenses as a percentage of revenue in the fourth quarter of 2020 was due in part to the increase in the revenue base with the addition of 20 locations during 2020.

Net loss attributable to shareholders was approximately $2.8 million, or $0.31 per share, in the fourth quarter of fiscal 2020 compared to net loss of $1.8 million, or $0.20 per share, in the fourth quarter of fiscal 2019.  Adjusted EBITDA, a non-GAAP measure, was approximately $1.4 million, or $0.15 per share, compared to adjusted EBITDA of approximately $(692,000), or $(0.08) per share, in the fourth quarter of fiscal 2019. A reconciliation between adjusted EBITDA and its most directly comparable GAAP measure is included in the accompanying financial tables.

Fiscal Year 2020 Review

Total revenue for fiscal year of 2020 was $121.4 million, up 45.3% from fiscal year 2019. The increase in year-over-year restaurant net sales for the year ended January 3, 2021 was driven primarily by the addition of 18 Granite City restaurants, a Clark Crew BBQ and a Real Urban BBQ restaurant.

To-go sales, which were 61.9% of our same store sales at Company-owned Famous Dave’s restaurants, increased 72.6% in fiscal 2020 compared to fiscal 2019.  This increase in same store sales was offset by a decrease of 46.3% of our dine-in sales which made up 30.9% of our business, and a decrease of 54.6% in net catering sales which made up 7.2% of our business.  This decline in dine-in and catering same store sales was due primarily to federal, state and local mandates prohibiting large group gatherings and in-store dining in an attempt to reduce the spread of COVID-19.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was 1.3% in fiscal 2020 compared to (0.1)% in fiscal 2019. This increase in restaurant-level operating margin was primarily a result of the reduction of labor and food costs as our restaurant operators adjusted to the increase in to-go sales and reduction of dine-in customers as a result of COVID-19 concerns.

General and administrative expenses for the fiscal year ended January 3, 2021 and December 29, 2019 represented approximately 11.9% and 13.2% of total revenues, respectively. The decrease in general and administrative expenses as a percentage of revenue in fiscal 2020 was due in part to the increase in the revenue base with the addition of 20 locations during 2020.

Net income attributable to shareholders was approximately $4.9 million, or $0.54 per share, in fiscal 2020 compared to net loss of $649,000, or $0.07 per share, in fiscal 2019.  Adjusted EBITDA, a non-GAAP measure, was approximately $4.3 million, or $0.47 per share, compared to adjusted EBITDA of approximately $3.4 million or $0.38 per share, in fiscal 2019. A reconciliation between adjusted EBITDA and its most directly comparable GAAP measure is included in the accompanying financial tables.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants.  As of January 3, 2021, BBQ Holdings had four brands with 145 “brick and mortar” locations in 31 states and three countries, including 47 company-owned and 98 franchise-operated restaurants. In addition to these locations, the Company opened seven Company-owned Famous Dave’s ghost kitchens operating within its Granite City locations, and seven Famous Dave’s franchisee ghost kitchens operating out of the kitchen of another restaurant location or a shared kitchen space.  While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award-winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income attributable to shareholders is net income attributable to shareholders, plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, and the related tax impact. This number is divided by the weighted-average number of diluted shares of common stock outstanding during each period presented to arrive at adjusted net income, per share. Adjusted EBITDA is net income (loss), plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings, the timing of refreshes and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from the Company’s expectation include the impact of the COVID-19 virus pandemic, financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
jeff.crivello@bbq-holdings.com

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Revenue:
Restaurant sales, net	$31,293	$20,296	$109,544	$68,564
Franchise royalty and fee revenue	2,291	2,566	8,919	12,126
Franchisee national advertising fund contributions	298	341	1,124	1,616
Licensing and other revenue	427	410	1,850	1,249
Total revenue	34,309	23,613	121,437	83,555

Costs and expenses:
Food and beverage costs	9,661	6,473	33,867	21,541
Labor and benefits costs	10,252	7,312	37,228	24,565
Operating expenses	10,733	7,124	36,984	22,555
Depreciation and amortization expenses	1,301	876	5,121	2,231
General and administrative expenses	4,422	3,445	14,395	10,992
National advertising fund expenses	298	341	1,124	1,616
Asset impairment, estimated lease termination charges and other closing costs, net	869	578	5,683	1,296
Pre-opening expenses	103	366	10	460
Gain on disposal of property, net	(703)	100	(1,810)	(74)
Total costs and expenses	36,936	26,615	132,602	85,182

Loss from operations	(2,627)	(3,002)	(11,165)	(1,627)

Other (expense) income :
Interest expense	(214)	(102)	(805)	(494)
Interest income	49	101	154	215
Gain on bargain purchase	(429)	—	13,246	—
Total other income (expense)	(594)	(1)	12,595	(279)

Income (loss) before income taxes	(3,221)	(3,003)	1,430	(1,906)

Income tax benefit	318	684	2,837	659

Net income (loss)	(2,903)	(2,319)	4,267	(1,247)
Net loss attributable to non-controlling interest	67	531	680	598
Net income (loss) attributable to shareholders	$(2,836)	$(1,788)	$4,947	$(649)

Income (loss) per common share:
Basic net income (loss) per share attributable to shareholders	$(0.31)	$(0.20)	$0.54	$(0.07)
Diluted net income (loss) per share attributable to shareholders	$(0.31)	$(0.20)	$0.54	$(0.07)
Weighted average shares outstanding - basic	9,175	9,117	9,155	9,099
Weighted average shares outstanding - diluted	9,175	9,117	9,168	9,099

BBQ HOLDINGS, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Year Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Food and beverage costs(1)	30.9%	31.9%	30.9%	31.4%
Labor and benefits costs(1)	32.8%	36.0%	34.0%	35.8%
Operating expenses(1)	34.3%	35.1%	33.8%	32.9%
Restaurant level operating margin(1)(3)	2.1%	(3.0)%	1.3%	(0.1)%
Depreciation and amortization expenses(2)	3.8%	3.7%	4.2%	2.7%
General and administrative expenses(2)	12.9%	14.6%	11.9%	13.2%
(Loss) income from operations(2)	(7.7)%	(12.7)%	(9.2)%	(1.9)%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	January 3, 2021	December 29, 2019
Cash and cash equivalents	$18,101	$5,325
Restricted cash	1,502	761
Accounts receivable, net of allowance for doubtful accounts of $277,000 and $132,000, respectively	4,823	4,379
Inventories	2,271	1,346
Prepaid income taxes and income taxes receivable	—	264
Prepaid expenses and other current assets	1,252	1,356
Assets held for sale	1,070	2,842
Total current assets	29,019	16,273

Property, equipment and leasehold improvements, net	32,389	19,756

Other assets:
Operating lease right-of-use assets	61,634	25,962
Goodwill	601	640
Intangible assets, net	9,967	2,213
Deferred tax asset, net	4,934	6,646
Other assets	1,724	1,591
	$140,268	$73,081

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,385	$3,967
Current portion of lease liabilities	6,185	4,230
Current portion of long-term debt	2,111	616
Accrued compensation and benefits	2,390	2,694
Other current liabilities	9,766	4,975
Total current liabilities	26,837	16,482

Long-term liabilities:
Lease liabilities, less current portion	63,105	26,957
Long-term debt, less current portion	22,169	6,258
Other liabilities	1,224	1,610
Total liabilities	113,335	51,307

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,307 and 9,272 shares issued and outstanding at January 3, 2021 and December 29, 2019, respectively	93	93
Additional paid-in capital	8,748	7,856
Retained earnings	19,370	14,423
Total shareholders’ equity	28,211	22,372
Non-controlling interest	(1,278)	(598)
Total equity	26,933	21,774
	$140,268	$73,081

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended
	January 3, 2021	December 29, 2019
Cash flows from operating activities:
Net income (loss)	$4,267	$(1,247)
Adjustments to reconcile net income (loss) to cash flows provided by operations:
Depreciation and amortization	5,121	2,231
Stock-based compensation	886	463
Net gain on disposal	(1,783)	(74)
Asset impairment, estimated lease termination charges and other closing costs, net	5,483	1,273
Gain on bargain purchase	(13,246)	—
Deferred income taxes	(2,837)	(688)
Bad debts expense (recovery)	567	239
Other non-cash items	699	291
Changes in operating assets and liabilities:
Accounts receivable, net	(1,011)	(1,582)
Other assets	(752)	(449)
Accounts payable	2,418	258
Accrued and other liabilities	2,276	1,867
Cash flows provided by operating activities	2,088	2,582

Cash flows from investing activities:
Proceeds from the sale of assets	2,869	33
Purchases of property, equipment and leasehold improvements	(3,499)	(6,755)
Payments for acquired restaurants	(5,381)	(6,188)
Advances on notes receivable	—	(150)
Payments received on note receivable	42	31
Cash flows used for investing activities	(5,969)	(13,029)

Cash flows from financing activities:
Proceeds from long-term debt	22,058	4,300
Payments for debt issuance costs	(45)	(54)
Payments on long-term debt	(4,621)	(175)
Proceeds from exercise of stock options	6	22
Cash provided by financing activities	17,398	4,093

Increase (decrease) in cash, cash equivalents and restricted cash	13,517	(6,354)
Cash, cash equivalents and restricted cash, beginning of period	6,086	12,440
Cash, cash equivalents and restricted cash, end of period	$19,603	$6,086

BBQ HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
(dollars in thousands)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net income	$(2,903)	$(2,319)	$4,267	$(1,247)
Asset impairment and estimated lease termination charges and other closing costs	869	578	5,683	1,296
Depreciation and amortization	1,301	876	5,121	2,231
Interest expense, net	165	1	651	279
Net (gain) loss on disposal of equipment	(703)	100	(1,810)	(74)
Stock-based compensation	517	131	939	354
Acquisition costs	(58)	249	(105)	770
Pre-opening costs	103	366	10	460
Severance	35	10	86	13
Gain on bargain purchase	429	—	(13,246)	—
Provision for income taxes	(318)	(684)	(2,837)	(659)
COVID-19-related expense	1,945	—	5,536	—
Adjusted EBITDA	$1,382	$(692)	$4,295	$3,423